**STATE *of* DELAWARE**
**CERTIFICATE *of* INCORPORATION**
**A STOCK CORPORATION**

**ARTICLE I.**

The name of this Corporation is NEXSCIENT INC..

**ARTICLE II.**

Its registered office in the State of Delaware is to be located at 254 Chapman Rd, Ste 209, Newark DE 19702. The county of the registered office is NEW CASTLE. The registered agent in charge thereof is REPUBLIC REGISTERED AGENT LLC.

**ARTICLE III.**

The total number of shares of common stock that the corporation shall be authorized to issue is 75000000 at $0.001 par value.

**ARTICLE IV.**

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

**ARTICLE V.**

The name and mailing address of the incorporator is Lovette Dobson at 17350 State Hwy 249 #220, Houston, TX 77064.

**ARTICLE VI.**

The name and address of each initial director of the company is:

Farid Tannous - 2029 Century Park East, Suite 400, Los Angeles, CA 90067 USA

**I, the undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand and executed this Certificate of Incorporation on the date below.

**Dated:** March 14, 2023

Lovette Dobson

Lovette Dobson, Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:33 PM 03/14/2023
FILED 02:33 PM 03/14/2023
SR 20230985550 - File Number 7349254